UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 1, 2012

STEVIA FIRST CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-53832	75-3268988
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5225 Carlson Rd. Yuba City, California	95993
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (530) 231-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed on a Form 8-K filed on October 31, 2012, on October 29, 2012, Stevia First Corporation (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with the purchasers identified therein (collectively, the “Purchasers”) providing for the issuance and sale by the Company to the Purchasers of an aggregate of $500,000 in convertible debentures (collectively, the “Debentures”) and warrants to purchase 1,000,000 shares of the Company’s common stock (the “Warrants” and the shares issuable upon exercise of the Warrants, the “Warrant Shares”), for proceeds to the Company of $500,000 (the “Financing”).  The Financing closed on November 1, 2012.  After deducting for fees and expenses, the aggregate net proceeds from the sale of the Debentures and Warrants are expected to be approximately $445,000.

Effective as of the Closing, the Company entered into a Registration Rights Agreement with the Purchasers (the “Registration Rights Agreement”) pursuant to which the Company is obligated to file with the Securities and Exchange Commission one or more registration statements relating to the resale of Conversion Shares and Warrant Shares.

In connection with the closing of the Financing, the Company issued the Debentures to the Purchasers.  The Debentures are non-interest bearing and mature two years following their issuance date.  The Debentures are convertible at the Purchaser’s option into shares of the Company’s common stock (the “Conversion Shares”) at an initial conversion price of $0.50 per share, subject to adjustment for stock dividends and splits, subsequent rights offerings and pro rata distributions to the Company’s common stockholders.  Upon the earlier of the effectiveness of a registration statement registering the Conversion Shares and Warrant Shares or the date the Conversion Shares and Warrant Shares may be sold pursuant to Rule 144 under the Securities Act of 1933 (the “Securities Act”) without volume or manner-of-sale restrictions (such earlier date, the “Trigger Date”), the conversion price of the Debentures shall be reduced to the lesser of (i) the then conversion price or (ii) 90% of the average of the volume weighted average price of the Company’s common stock for the five trading days immediately prior to the Trigger Date, provided that the conversion price shall not be reduced to less than $0.35 per share (such adjusted conversion price, the “Reset Conversion Price”).  The Company may force conversion of the Debentures into Conversion Shares if, at any time following the Trigger Date, the volume weighted average price of the Company’s common stock for each of any five consecutive trading days exceeds 120% of the Reset Conversion Price.  The Debentures provide for certain restrictive covenants and events of default which, if any of them occurs, would permit or require the principal amount of the Debentures to become or to be declared due and payable.

Upon the closing of the Financing, each of the Purchasers was issued a Warrant to purchase up to a number of shares of the Company’s common stock equal to 100% of the Conversion Shares initially issuable to such Purchaser pursuant to the Securities Purchase Agreement. The Warrants have an initial exercise price of $0.70 per share, are exercisable immediately upon issuance and have a term of exercise equal to five years.  Effective upon the Trigger Date, the exercise price of the Warrant shall be reduced to the lesser of (i) the then exercise price or (ii) 110% of the Reset Conversion Price.  The Warrants are subject to adjustment for subsequent equity sales by the Company, as well as for stock dividends and splits, subsequent rights offerings and pro rata distributions to the Company’s common stockholders.

Effective upon the closing of the Financing, the Company issued warrants to purchase 80,000 shares of its common stock to Dawson James Securities, Inc. (“Dawson”) as placement agent for the Financing (the “Placement Agent Warrants”). The Placement Agent Warrants have an exercise price of $0.625 per share and a term of five years and are exercisable immediately.  The other terms of the Placement Agent Warrants are substantially the same as the Warrants issued to the Purchasers in the Financing.

The foregoing description of the Securities Purchase Agreement, the Registration Rights Agreement, the Debenture and the Warrants do not purport to be complete and is qualified in its entirety by reference to the full text of each document.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02 in its entirety.

The issuance and sale of the Debentures, Warrants, Placement Agent Warrants, Conversion Shares and Warrant Shares (the “Securities”) has not been registered under the Securities Act. The Securities have been sold in reliance upon exemptions from registration under Rule 506 of Regulation D under the Securities Act. The Securities may not be offered or sold in the United States absent registration under or exemption from the Securities Act and any applicable state securities laws.  Each of the Purchasers has represented that it is an accredited investor as defined in Regulation D and that it is acquiring the Securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. This Current Report on Form 8-K is not an offer to sell or the solicitation of an offer to buy the Securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEVIA FIRST CORP.

Dated: November 7, 2012	By: /s/ Robert Brooke
Name: Robert Brooke
Title: Chief Executive Officer

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